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                                     FORM OF
                      BRIDGE NOTE EXTENSION AND CONVERSION

July 15, 1998

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Dear Ladies and Gentlemen:

This letter agreement sets forth our mutual agreement with respect the Convertible Promissory Note, dated October 8, 1997, in the principal amount of $25,000.00 issued by LSC, Incorporated (the "Company") to you (the "Note"), pursuant to the Bridge Loan Agreement, dated September 11, 1997, among the Company and the other purchasers of Convertible Promissory Notes (the "Agreement"). The Company plans to commence a private placement of a minimum of 250,000 shares and a maximum of 1,000,000 shares of Common Stock at a price of $4.00 per share (the "Private Placement") in July 1998. In order to facilitate completion of the Private Placement, the Company is requesting that you agree to amend the Note and the Agreement and convert principal and interest under the
Note into shares of Common Stock of the Company, as set forth in this letter agreement.

1. MATURITY DATE. Section 2 of the Agreement and the first paragraph of the Note are each hereby amended to the extent necessary to provide that the Note will be due and payable on the earlier of (a) thirty (30) days after the initial closing of the Financing, as defined in the Agreement, or (b) December 31, 1998.

2. WARRANT. Due to the fact that no warrants will be issued to investors in the Private Placement, in lieu of the warrant referred to in Section 3 of the Agreement, the Company will grant to you a warrant (the "Warrant") to purchase _____ shares of Common Stock (which is equal to 50% of the principal amount of the Note, divided by the $4.00 per share price of the Private Placement). The Warrant will be exercisable for a period of five years from the date of issuance at an exercise price of $3.20 per share (which is equal to 80% of the $4.00 per share price of the Private Placement). The Warrant will be in the same form as the warrant attached as Exhibit B to the Agreement. The Company will issue the Warrant to you promptly after receipt of a signed copy of this letter agreement from you.

3. CONVERSION. You hereby irrevocably elect to convert all principal and accrued interest through the last day of the month prior to the initial closing of the Private Placement into shares of Common Stock of the Company, at a conversion price of $3.20 per share, effective upon the initial closing of the Private Placement. The Company will pay you cash in lieu of issuing fractional shares upon conversion of the Note and pay in cash interest from the first day of the month in which the initial closing of the Private Placement occurs through the date of such closing. You hereby represent and warrant to the Company that the representations and warranties set forth in Section 5 of the Agreement are true and correct as of the date hereof. In addition, you acknowledge having received a draft, dated July 10, 1998, of the Company's Confidential Private Placement Memorandum for the Private Placement,


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July 15, 1998
Page 2

         including the Company's audited financial statements for the years ended December 31, 1997 and 1996 and unaudited financial statements for the six-month period ended June 30, 1998.

Please execute a copy of this letter agreement and return it to us acknowledging your agreement to amend the Note and the Agreement and convert principal and interest under the Note into shares of Common Stock of the Company, as set forth above.

LSC, INCORPORATED


By:
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     J. B. (Brad) Balogh,
     President and Chief Executive Officer


ACKNOWLEDGED AND AGREED TO
AS OF JULY ____, 1998


By:
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